Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

January 18, 2013

Cobalt International Energy, Inc.

Cobalt Center, 920 Memorial City Way, Suite 100

Houston, TX 77024

Ladies and Gentlemen:

Cobalt International Energy, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-171536) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including up to 46,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of the Company.  The Shares are to be sold pursuant to an underwriting agreement dated January 15, 2013 (the “Underwriting Agreement”) among the Company, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as representatives of the underwriters named in Schedule B thereto (the “Underwriters”) and the selling stockholders named in Schedule A thereto (the “Selling Stockholders”).  The Shares include up to 6,000,000 shares of Common Stock subject to the Underwriters’ over-allotment option provided for in the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, the Shares are validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration

Statement.  In addition, we consent to the reference to our name under the caption “Validity of Securities” in the prospectus supplement dated January 15, 2013, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP